Exhibit 99.3

Alcon Swiss Employee Share Ownership Plan (ESOP)

Adopted on April 9, 2019

Adopted by the Board of Directors of Alcon Inc. on April 9, 2019, and effective in relation to awards made on or after April 10, 2019

Contents

1	Definitions and Interpretation	1

2	Purpose of the Plan	3

3	Shares Subject to the Plan	4

4	Entitlement to Participate	4

5	Payment of the Variable Incentive	5

6	Allocation of Additional Shares	6

7	Lock-In of Acquired and Additional Shares	6

8	Discount Rates of the Swiss Tax Administration	7

9	Termination of Employment	7

10	Corporate Events	9

11	Voting Rights and Dividends	10

12	Participant Rights and Obligations	10

13	Board’s Powers	12

14	Plan Administration	12

15	Data Protection	12

16	Compliance with Law and Articles of Incorporation	13

17	Applicable Law	13

1                                         Definitions and Interpretation

1.1                               Definitions

In this Plan, unless the context otherwise requires, the following words and expressions shall have the following meanings:

Acquired Shares	Shares acquired under the ESOP corresponding to 100% or 50% of the Participant’s Variable Incentive.

Additional Share	Free share allocated by the Company to the Employee for every two Shares acquired with the Variable Incentive after expiry of Mandatory Vesting Period.

Articles	the Articles of Incorporation of the Company as amended from time to time.

Blocked Shares	Shares which are still subject to a fixed or selected Lock-In Period.

Board	the Company’s Board of Directors or, to the extent permitted by Applicable Law, the Board’s delegate(s).

Change of Control	any of the following:

(a)   any person or group of persons who are acting together purchase or otherwise become the beneficial owner or has the right to acquire such beneficial ownership (whether or not such right is exercisable immediately or subject to passage of time or other conditions) of voting securities representing more than 50% of the combined voting power of all outstanding securities of the Company;

(b)   the merger or consolidation of the Company with or into another corporation as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity are or will be owned by the former shareholders of the Company; or

(c) the sale of all or substantially all of the Company’s business and/ or assets to a person or entity which is not a subsidiary of the Company.

provided that an Internal Reorganisation shall not be a Change of Control.

Code of Conduct	the Code of Conduct adopted by the Company which describes the fundamental principles concerning ethical business conduct as amended from time to time.

Company	Alcon Inc. or any of its subsidiaries, as applicable.

Compensation Ordinance	the ordinance of the Swiss Federal Council against excessive compensation in listed companies (in full German

“Verordnung gegen übermässige Vergütungen bei börsenkotierten Aktiengesellschaften”.

Date of Acquisition of Shares	the date on which the acquired Shares or Additional Shares are entered in the Share register and from which they are kept in the Depositary Account.

Dealing Day	a day on which the Swiss Exchange (SIX) is open for business.

Depositary Account	the account designated by the Company in which the Shares are administered and kept.

Discount	the reduction of the market value of the Shares available to Participants subject to Swiss tax; the amount of Discount depends on the length of the selected Vesting Period.

Eligible Employee	any employee or group of employees of the Company or any director, including, but not limited to members of the Executive Committee and key executives, as the Board shall determine.

Employer	the Company or a subsidiary of the Company under which the Eligible Employee or Participant is or was employed.

ESOP	the Employee Share Ownership Plan.

Lock-In Period	the period during which the Participants cannot dispose of their Shares pursuant to the Rules, i.e. the Shares cannot be sold, given away or otherwise transferred.

Mandatory Lock-In Period	3-year Lock-In Period calculated from the Dealing Day on which the acquisition of the Blocked Shares occurs.

Market Value

the closing price of the Shares on the Swiss Stock Exchange (SIX) on the Dealing Day of a stipulated Reference Date (or if there is no such price on that date previous Dealing Day for which such closing price is available).

Participants	Eligible Employees participating in the ESOP.

Purchase Price	corresponds to the Market Value.

Reduced Market Value	the equivalent to the Market Value minus the discount applied throughout the duration of the selected Vesting Period.

Registered Share	a Share registered in the name of a particular person.

Retirement

the Termination of Employment after having attained age 55 or older and having completed at least 10 years of Service provided that if required by Applicable Law, an alternative definition may be used.

Rules	the rules of the Plan (including all Schedules).

Share	or “Stock” means an ordinary share of the Company.

Share Price	the current value of a Share on the Swiss Stock Exchange.

Subscription Period	the period during which Participants can enter their subscription request.

Swiss Stock Exchange	SIX Swiss Exchange AG, Zurich.

Termination of Employment	For the purposes of the Plan, occurs when a Participant ceases employment with the Company.

Variable Incentive	the compensation component to which there is no legal entitlement and which is paid dependent on the business results and the personal performance and behavioural assessments of the Employee.

Voluntary Lock-In Period

Selection of extended Lock-In Periods of 5 or 10 years for Blocked Shares, or 3, 5 or 10 years for Additional Shares, whereby Participants with a tax liability in Switzerland can reduce their taxable income and thus the income subject to social security contributions.

Voting Right	the right of shareholders to vote on the matters included on the agenda at the General Meeting of Shareholders of the Company.

1.2                               Interpretation

In these Rules, except insofar as the context otherwise requires:

(a)                                 words denoting the singular shall include the plural and vice versa;

(b)                                 words importing a gender shall include every gender;

(c)                                  reference to any enactment or statutory provision shall be construed to include a reference to that enactment or provision as from time to time amended, re-enacted or replaced and shall include any subordinate legislation made under the enactment;

(d)                                 headings are provided for reference only and shall not be considered as part of this Plan; and

(e)                                  a reference to writing or written form shall include any legible format capable of being reproduced on paper, irrespective of the medium used.

Each provision in these Rules is entirely separate and independent from the other provisions. If any provision is found to be invalid, it shall be deemed never to have been part of these Rules and this shall not affect the validity or enforceability of any of the remaining provisions of this Plan.

2                                         Purpose of the Plan

The Company has adopted the ESOP to encourage all employees in Switzerland to invest in the Company.

The ESOP program is linked to the Participant’s Variable Incentive, thereby complementing the overall objective of rewarding Employees for sustained outstanding performance.

The Rules set out the terms and conditions for participation in the ESOP.

3                                         Shares Subject to the Plan

3.1                               Shares Subject to the Plan

Subject to the provisions of Rule 10 of the Plan, the maximum aggregate number of Shares that may be delivered under the Plan is 475,000 Shares.  The Shares may be issued out of conditional share capital of the Company or be Shares reacquired by the Company.  Notwithstanding the foregoing, subject to the provisions of Rule 10 below, in no event shall the maximum aggregate number of Shares that may be delivered under the Plan exceed the number set forth in this Rule 3 plus, to the extent allowable under applicable law, any Shares that again become available for delivery pursuant to lapsed awards as set forth below.

3.2                               Lapsed Awards

To the extent an award should expire or be forfeited for any reason, the unissued Shares that were subject thereto shall, unless the Plan shall have been terminated, continue to be available under the Plan for issuance pursuant to future awards.

4                                         Entitlement to Participate

4.1                               Overview

The Board or any of its representatives may, at its sole discretion, approve participation of any permanent Employees, who are not under notice at the time of acquiring Shares under the Rules and who are not excluded otherwise.

4.2                               General Participation Rights

All permanent Employees of Alcon, with the exception of members of the Executive Committee Alcon (ECA), Executive Leadership Team (ELT) and Alcon Top Leaders (ATL), who are not under notice at the time of purchasing Shares in this scheme are eligible to participate in the ESOP.

However, all rights under the plan are at the sole discretion of the employer. Participation in this plan is personal and non-transferable for all entitled Employees.

4.3                               Limited Participation Rights for Employees with GJFA Level 1-3

Employees with Job Level 1-3 may invest their annual cash incentive to purchase Acquired Shares in accordance with the ESOP regulations, but are not entitled to receive any Additional Shares under the Plan.

4.4                               Termination of Employment

Upon Termination of Employment, all entitlements to receive any new awards under the Plan will generally cease.

4.5                               Retirement

Employees who retire before the time-period for purchasing Shares are not eligible to participate in ESOP.

4.6                               International Assignees and Intra-Company Transfers

The entitlement to participate and the applicable regulations for international assignees are laid down in the Alcon Compensation Guidelines.

4.7                                          Reference Date for Determining Entitlement to Participate

The associate’s Job Level as of 31st October of the respective performance year (Reference Date) is relevant for the entitlement to participate.

For new hires after 31st October of the respective performance year the respective Job Level at the new hire date will be relevant for the eligibility.  The Board may define the group of entitled Employees and participating companies at its own discretion.

4.8                               Participants who become members of the ECA, ELT or ATL after the Reference Date

Participants who become or became members of the ECA or an ATL after the Reference Date are not eligible to acquire any future shares under the ESOP.

Allocations of additional shares after expiry of the Lock-In period (pursuant to Rule 6) shall still be granted insofar as they are allocated for Variable Incentive from previous years, before becoming a member of the ECA, ELT or ATL.

5                                         Payment of the Variable Incentive

5.1                               Entitlement to Shares in Lieu of Cash

Entitled Employees have the option of receiving the Variable Incentive component of their compensation in the form of cash, in the form of Shares or partly in cash and partly in Shares.

The following alternatives are possible:

•                  100% in Shares, or

•                  50% in Shares and 50% in cash, or

•                  100% in cash

5.2                               Calculation of the number of Shares a Participant may acquire

The Purchase Price on the day stipulated each year by the Board is used for calculating the number of Shares which a Participant may acquire with his/her Variable Incentive compensation. The Acquired Shares are subject to a Mandatory Lock-In Period as set out in Rule 7.1.

5.3                               Fractional Shares

If the value of the Variable Incentive divided by the Share purchase price does not result in a whole number of Shares, the number is rounded up to the next whole number of Shares, unless the Board determines otherwise.

5.4                               Process and Settlement

This right to make a choice may be exercised by a timely transmission of the subscription request in the format specified by the Company. Participants who do not transmit their subscription request within the deadline in the specified format are deemed to have waived their right to purchase the Shares and the Variable Incentive shall be paid out in cash.

Settlement of the Shares will take place as soon as practicable following the Variable Incentive payment.

5.5                               Pensionable Income

Regardless of whether the Variable Incentive is paid out in the form of Shares, cash or a combination thereof, the total incentive paid out is insured as a variable income component according to the pension regulations and is subject to the corresponding obligations of the Company and its Participants in respect of contributions.

6                                         Allocation of Additional Shares

6.1                               General

After the Mandatory Lock-In Period as set forth in Rule 7.1 has elapsed, Participants shall receive one Additional Share for every two Acquired Shares, unless they are no longer employed by the Company when the Mandatory Lock-In Period expires. The Additional Shares are generally at the free disposal of the Participants, provided that no Voluntary Lock-In Period has been elected as set out in Rule 7.2.

6.2                               Market Value of Additional Shares

The Market Value of Additional Shares corresponds to the closing price on the Swiss Stock Exchange on Dealing Day of the day stipulated each year by the Board.

The Market Value of the total number of Additional Shares received is used for calculating the taxable income from Shares and the level of social security contributions.

6.3                               Fractional Shares

If the number of Additional Shares received based on the number of Acquired Shares (divided by two) does not result in a whole number of Shares, the resulting number of Shares is rounded up to the next whole number of Shares, unless the Board determines otherwise.

6.4                               Settlement

Settlement of the Additional Shares takes place as soon as practicable after the date the mandatory Lock-In Period expires.

6.5                               Not Pensionable Income

For the avoidance of doubt, the Additional Shares received under the Plan are not pensionable and do not count in relation to the calculation of benefit under programmes such as life cover, income protection or continuation, medical or such other benefits as the Board may determine.

7                                         Lock-In of Acquired and Additional Shares

7.1                               Lock-In Period for Acquired Shares

For Shares acquired within the framework of the ESOP, an internal 3-year Mandatory Lock-In Period applies with effect from the respective Dealing Day defined by the Board.

Participants liable for tax in Switzerland may reduce their taxable income, and thus the income on which social security contributions are due, by opting for longer Lock-In Periods of 5 or 10 years as defined in Section 1.1 (the Voluntary Lock-In Period).

For all other Participants, tax obligations are dependent on the relevant national laws.

The option of a longer Lock-In Period does not have any influence on the allocation of Additional Shares after the Mandatory Lock-In Period has elapsed.

During the Mandatory Lock-In Period, the Shares may be neither sold, nor given away nor assigned to others (except in the case of death).

7.2                               Lock-In Period for Additional Shares

The Additional Shares are in principle at the free disposal of the Participants.

Participants liable for tax in Switzerland may reduce their taxable income, and thus the income on which social security contributions are due, by opting for Lock-In Periods of 3, 5 or 10 years on their Additional Shares received at the end of the Mandatory Lock-In Period.

For all other Participants, tax obligations are dependent on the relevant national laws.

If Participants wish to opt for Voluntary Lock-In Periods on their Additional Shares, as described above, they must notify the Company of this decision within the appointed time, indicating the desired Lock-In Period.  If no such notification is given, the Additional Shares shall be settled and deposited in the Participant’s account as freely available Shares.

During the Voluntary Lock-In Period, the Shares may be neither sold, nor given away nor assigned to others (except in the case of death).

8                                         Discount Rates of the Swiss Tax Administration

Due to the Mandatory Lock-In Period for Acquired Shares or selected Voluntary Lock-In Period for Additional Shares, the following Reduced Market Values may be applied for to the calculation of contributions to the social security authorities and the calculation of taxable income (applicable only for those subject to taxation in Switzerland):

Lock-In period	Discount	Reduced market value

3 years	16.038%	83.962%

5 years	25.274%	74.726%

10 years	44.161%	55.839%

These values are subject to change by the Swiss Federal Tax Administration from time to time.

Please note that the above discount rates are subject to evaluation and approval by the respective local tax authorities.

9                                         Termination of Employment

9.1                               General

Termination of the employment contract before the Mandatory Lock-In Period has elapsed results as a matter of principle in the following consequence at the time of termination:

(a)             No allocation of Additional Shares;

(b)             Release of Blocked Shares that are still subject to a Mandatory or Voluntary Lock-In Period, and back-calculation of taxes and contributions to the social security authorities due to the effective expiry of the Lock-In Periods, with corresponding subsequent charges of taxes and social security contributions in the month when employment ends;

(c)              Blocked Shares need to remain in a company’s designated share deposit.  Freely disposable shares can be transferred to a depositary designated by the Employee at any time, except in the event of Death (Rule 9.4).

9.2                               Retirement

If Retirement occurs before the company Mandatory Blocking Period has elapsed, the following treatment of Blocked Shares applies at the time of retirement:

(a)                       Allocation and settlement of Additional Shares pro rata (1/36 for every completed month since the start of the Lock-In Period for Purchased Shares).  For these Additional Shares, associates also have the option of opting for a Lock-In Period of 3, 5 or 10 years

(b)                       Purchased Shares and Additional Shares deposited in the safekeeping account remain blocked until the end of the Lock-In Period set by the Company or chosen by the Participant.

9.3                               Termination of Employment for Other Good Reasons

If a Participant ceases employment with the Company because of:

(i)                          termination of employment by the employer other than for misconduct or poor performance;

(ii)                       termination of the employer’s affiliation with the Company due to a demerger;

(iii)                   outsourcing of the business unit for which the Employee is working and transferal of the demerged business unit to a company which, or individual who, is not part of the Company;

the following activities will take place at termination of employment:

(a)         Allocation and taxation of the Additional Shares on a pro rata basis (1/36 per month completed since the beginning of the Mandatory Lock-In Period(s) of the Shares acquired), in the form of freely available Shares, and settlement of social security contributions are generally carried out one month after employment ends.

(b)         Release of the Blocked Shares, which are subject to a Mandatory, or Voluntary Lock-In Period, and back-calculation of taxes and contributions to the social security authorities due to the effective expiry of the Lock-In Periods, with corresponding subsequent charges of taxes and social security contributions in the month when employment ends.

9.4                               Death and Disability

Termination of employment due to death or full disability following the declaration by a competent authority results in the following activities at termination of employment:

(a)         Allocation and taxation of the full entitlement to Additional Shares in the form of freely available Shares, and settlement of social security contributions, are generally carried out in the month following the one in which the Participant died or was declared disabled.

(b)         Release of the Blocked Shares which are subject to a Mandatory or Voluntary Lock-In Period, and back-calculation of taxes and contributions to the social security authorities due to the effective expiry of the Lock-In Periods, with corresponding subsequent charges of taxes and social security contributions, generally in the month when the Participant died or was declared disabled by the corresponding authorities.

(c)          In the event of a Participant’s death, the Shares need to be transferred to a depositary account designated by the heirs.

10                                  Corporate Events

10.1                        Change of Control

In the event a Change of Control occurs, or is anticipated to occur, all Blocked Shares shall be released at the time of the Change of Control (or at an earlier date determined by the Board) as follows:

(a)         Allocation and taxation of the Additional Shares on a pro rata basis (1/36 per month completed since the beginning of the Mandatory Lock-In Period(s) of the Shares acquired), in the form of freely available Shares, and settlement of social security contributions are generally carried out one month after the Change of Control takes place.

(b)         Release of the Blocked Shares which are subject to a Mandatory or Voluntary Lock-In Period, and back-calculation of taxes and contributions to the social security authorities due to the effective expiry of the Lock-In Periods, with corresponding subsequent charges of taxes and social security contributions in the month when the Change of Control takes place or when the date determined by the Board falls (or as soon as practicable).

(c)          Shares placed in a Depositary Account will be transferred to a depositary account specified by the Participant.

Notwithstanding the above provisions set out in Rule 10.1, the Board may arrange, at its sole discretion, for a greater number of Additional Shares to be transferred.  Alternatively, the Board may determine that some or all of the Shares will be automatically exchanged for other shares pursuant to Rule 10.2 below, or the Board may confer on Participants the right to choose between having the Shares exchanged or released or transferred.

10.2                        Exchange of Shares

If the Board decides that part or all Shares will be exchanged:

(a)         If the Share exchange is effected by replacing acquired Shares or exchanging the entitlement to Additional Shares for shares or an entitlement to shares in the company which is offering the Share exchange;

(b)         the new exchanged shares shall have the same Lock-In Periods and conditions as those which have been replaced;

(c)          the new shares are subject to the Rules in the same way as the exchanged Shares;

(d)         the Rules shall continue to apply in such a way that any reference to Shares shall be understood as a reference to the new shares or entitlement to shares; and

(e)          all provisions of the ESOP shall apply, including any amendments to the Rules by the Board.

10.3                        Demerger, variation of Share capital and other corporate events

If the Board determines or expects that the Company’s share capital will be increased or reduced, or that the capital structure affected by the issuance of options, by a stock split, consolidation or reduction of share capital, the demerger of a part of the Company or by a dividend (excluding the payment of an ordinary dividend) or a liquidation or any other event

(other than a Change of Control) which, according to the opinion of the Board, could affect the current and future value of a Share, then the Board may:

(a)         adjust Share grants and Share awards in such a manner as they consider appropriate;

(b)         allow that all or a part of the Blocked Shares will be released (for all or some Participants), subject to any other conditions that the Board may choose to combine with this measure; and/ or

(c)          require some or all Shares to be exchanged under Rule 10.2.

11                                  Voting Rights and Dividends

With the effect from the date of acquisition of Acquired Shares and the date of Allocation of Additional Shares, Participants have voting rights and a right to dividends with regards to such Shares.

The right to dividends also applies to newly acquired Shares, even if the Shares have not yet been entered in the shareholders’ register at the time when the dividends are paid out.  These dividends shall be paid to Participants retrospectively and separately in the form of a one-off payment once the number of acquired Shares is known.  Any Swiss social security contributions (employee and employer contributions) due on this one-time payment will be borne by Alcon.

12                                  Participant Rights and Obligations

12.1                        General

The rights and obligations of a Participant under the terms of his or her office, employment or contract are not affected by becoming a Participant.  The Rules do not form part of, and will not be incorporated into, any contract between a Participant and the Company or any of its representatives.

Nothing in the Plan confers any benefit, right or expectation on a person who is not a Participant.

12.2                        No Employment Rights

Participants do not have any right to continued employment with the Company because of participating in the Plan, nor are they entitled to any compensation or damages if any benefit under the Plan is reduced or cancelled because of applying the Rules.

The Plan is discretionary and is not part of the any employment contract of a Participant with the Company or with the Company.  Neither does the Plan create any contract between the Participant and the Company, nor does the Plan give rise to a claim or legal entitlement to compensation for the Participant.  The Plan may be changed or cancelled by the Board in its absolute discretion.  Any future awards may therefore be changed or cancelled at any time.

12.3                        No Continued Entitlement

Selection as a Participant refers only to the participation for the one grant year and does not guarantee a right of participation in the Plan in any subsequent year even if awards have been granted repeatedly in the past.

12.4                        Clawback of Additional Shares

Participants must adhere at all times to applicable laws, the Articles, the Company’s organisational regulations, the Code of Conduct and all applicable Company or employer policies, procedures and guidelines.  If, in the reasonable opinion of the Board, a Participant fails to comply with any such laws, Articles, regulations, Code of Conduct, policies, procedures and/ or guidelines in all material respects then the Board may determine that:

(a)         all entitlements to Additional Shares or allocated Additional Shares (whether blocked or freely available), which the Participant holds, shall be forfeited;

(b)         all Additional Shares transferred to the Participant under the ESOP after the end of the Lock-In Period shall revert to the Company and must be returned to the Company;

(c)          the Participant must repay gross proceeds from the sale of some or all Additional Shares which were transferred to him and unblocked; and

(d)         the Participant must repay any gross payments made to him under the ESOP.

12.5                        Non-Transferability of Awards

Unless specifically permitted under the Plan or with the prior written consent of the Board or its representatives, awards that have not vested or any rights in respect of any unvested award may not be transferred, assigned or otherwise disposed of other than by will or by the laws of descent or distribution.  The designation of a beneficiary by a Participant will not constitute a transfer.

12.6                        Tax, Social Security and Other Charges

As a condition of accepting any benefit in respect of an award, the Participant (or in the case of the Participant’s death or a permitted transferee, the person holding or exercising the award) agrees to make such arrangements as the Company may require for the satisfaction of (and will indemnify the Company against) all taxes, social security contributions and other levies for which he is responsible that arise in connection with any Acquired Shares and any Additional Shares.

The Company and/ or the employer of a Participant may make such arrangements that are considered necessary to meet any liability to pay or account for such taxes (including selling sufficient Shares to meet such liability and accounting for the proceeds of sale to the Company or the employer).  The Participant will promptly do all things necessary to facilitate any such arrangements.  Lock-In and the transfer of Shares to him can be delayed until he does so.

12.7                        Depository Account Administration Fees

The Board retains full decision-making authority on the method of and responsibility for how the Plan will be administered.  By joining the Plan, Participants should take note of the fact that, depending on the administration arrangements, any market-based deposit account administration and transaction costs must be borne by the Participant.

12.8                        Participant to Provide Information

By accepting any benefit in respect of the Plan, a Participant agrees to provide promptly any information or do any other thing reasonably required by the Board or other relevant person in relation to this Plan for the purpose of:

(a)                                compliance by that person with its tax affairs or other legal or regulatory obligations; or

(b)                                 facilitating the operation of this Plan.

12.9                        Confidentiality

A Participant will maintain his or her participation in the Plan in confidence and will not disclose the provisions of the Plan, the Acquired Shares and the Additional Shares or the amount of these shares to any person, except to his or her immediate family, tax, legal or financial advisor or to the extent legally required to do so, without prior authorization from the Board.

13                                  Board’s Powers

13.1                        General

The exercise of any power or discretion, including refraining from exercise, of the Board concerning the Plan or any benefit under the Plan is absolute and unlimited and may be reasonably exercised at any time, subject always to the principle of good faith.  When the Board exercises any of its powers or discretions in a way that will impact a Participant, the Board may (but need not) inform the relevant Participant in such manner as the Board shall determine.

Any decision of the Board in connection with the Plan, the interpretation of the Plan, any related documents or in connection with any dispute relating to the Plan will be final and binding.

13.2                        Amendment and Termination of the Plan

The Board may at any time change the Plan (including amending or adding Schedules to the Plan) in any way.  The Board shall give notice of any changes to any Participant.

The Board may further terminate the Plan at any time.  Termination will not affect existing rights or benefits under the Plan.

14                                  Plan Administration

The Plan shall be administered by the Board.

The Board may make and vary regulations and policies for the administration and operation of the Plan.

The Board may delegate the exercise of its powers or discretions in relation to the Plan to any one or more persons including, but not restricted to, a sub-committee of the Board for such period and on such conditions as the Board may determine.  In the case of such delegation, and to the extent of such delegation, references herein to the “Board’ shall refer to a delegate of the Board.

The Board may at any time appoint or engage specialist service providers for the operation and administration of the Plan.

15                                  Data Protection

By accepting any benefit in respect of an award, a Participant acknowledges to the holding of personal information about him.  He authorises the Board and its agents and advisers or agents or advisers of the Board to use such information for all purposes relating to the operation and administration of this Plan including, without limitation, making information available to the tax authorities or to any other person engaged with the operation and administration of the Plan.

A Participant further acknowledges that agents of the Board, wherever located, may process data concerning his participation in this Plan and transmit it outside of the European Economic Area (including, without limitation, to Switzerland and to the United States of America).  Each

Participant acknowledges that the EU Commission considers that the United States of America (and various other jurisdictions) do not have adequate data protection laws.

16                                  Compliance with Law and Articles of Incorporation

16.1                        Compliance with Law etc.

The Plan is subject to all applicable laws and the Articles. If such law or the Articles require, the terms of any provision of the Plan shall be interpreted and/ or amended and applied to the extent required to comply fully with such law or the Articles.

16.2                        US Code Section 409A

If an Employee is subject to the provisions of the United States Internal Revenue Code (“IRC”), referred to hereinafter as a US Employee, and if allocations under the Plan for such US Employees are not exempted from application of the regulations of Section 409A IRC, but instead are deemed to be deferred compensation within the meaning of US Treasury Regulation Section 1.409A-1 (b), the Plan shall be interpreted and implemented as far as possible within the scope of the applicable law in such a way as to comply with the requirements of Section 409A IRC as they apply to such US Employee.

To ensure this, the following applies: If a part of the Share allocation or the acquisition of Shares under the Plan is deemed to be deferred compensation as defined by US Treasury Regulation Section 1.409A-1 (b), any option to voluntarily defer compensation shall be exercised in accordance with the requirements of US Treasury Regulation Section 1.409A-2 (a) regarding so-called “initial deferral elections”.  In addition, any amount deemed to be deferred compensation under the Plan in the sense of these regulations and paid to a US Employee when they terminate the employment relationship (as defined in US Treasury Regulation Section 1.409A-1 (h)), with the exception of a payment due to the death of a US Employee, and that US Employee is a “specified Employee” within the meaning of US Treasury Regulation Section 1.409A-1 (i) of the Company (whereby Company here is understood in the sense of Section 414 (b), (c), (m) and (o) IRC), that Employee shall not be paid before the occurrence of one of the following events, whichever is the earliest:

(a)                       expiry of a six-month period following cessation of employment (separation from service); or

(b)                       the date of the US Employee’s death following such separation from service.

17                                  Applicable Law

This Plan and all awards granted under it shall be governed by and construed in accordance with the laws of Switzerland, under express exclusion of any provisions of conflict of laws.

The Board may resolve conclusively all questions of fact or interpretation concerning the Plan and has the authority to resolve any dispute of any kind that arises under or in connection with the Plan.  In the event a dispute escalates to require resolution by a court, the dispute will exclusively be resolved by the Courts of Fribourg, Switzerland.

Alcon Swiss Employee Share Ownership Plan (ESOP)

Election to participate in the Alcon Swiss ESOP for the payment of your potential bonus 2019 until December 31, 2019

In March of the coming year, the potential bonus for the year 2019 will be due for payment. Alcon has designed the Swiss ESOP for the payment of up to all of your potential bonus in the form of Alcon shares. Any shares purchased under the plan are blocked for a mandatory period of 3 years.

Overview

You have the following three options:

1.              100% Alcon Shares: Choose this option if you wish to receive your full 2019 potential bonus, which will be paid in March 2020, in form of 100% Alcon shares.

2.              50% Alcon Shares/50% Cash: Select this option to receive the 2019 potential bonus in 50% shares. 50% will be paid to you in cash

3.              100% Cash: Choose this option if you wish to receive your full 2019 potential bonus paid to you in cash

If you select Option 1 or Option 2, and are not in Job Levels 1 — 3, upon expiry of the mandatory 3-year blocking period, you will receive an additional share for every two released shares acquired within the framework of ESOP, provided that you are still in an employment relationship with Alcon in Switzerland at that time.

Associates who are at a Job Level 1 to 3 can continue to invest their potential 2019 bonus in ESOP shares, but under the applicable ESOP regulations they are not entitled to the allocation of additional ESOP shares.

Election Deadline

You must choose your potential payout option by 31 December 2019 and your choice is binding.  If you do not select anything by 31 December 2019, we shall assume that you wish to forego the purchase of shares and you will receive your full 2019 potential bonus paid to you in cash.

Election

 I wish to use my bonus as follows:

Please select one of the options below by selecting the applicable radio button.

☐ 100% Shares	☐ 50% Shares/50% Cash	☐ 100% Cash

Voluntary Blocking

The shares purchased are blocked mandatory for 3 years. You have the option of extending the blocking period voluntarily to 5 or 10 years, using the drop down window below.

I select the additional voluntary blocking period as follows:

Please select one of the options below by selecting the applicable radio button.

☐ None	☐ 5 Years	☐ 10 Years

Conditions

Shares are only allocated on the condition that all requirements outlined in the ESOP regulations have been met.

All details about the ESOP investment will be visible online on your EquatePlus share account, as well as on your salary statement and attachment to your annual Swiss salary statement (Lohnausweis).

The ESOP is fully discretionary and is not part of your employment contract with Alcon (the Company). The ESOP does not create any contractual relationship between you and the Company, nor does the ESOP give you rise to a claim or legal entitlement to compensation. The ESOP may at any time be changed or cancelled by the Company in its absolute discretion (without, of course, taking away vested rights). The ESOP regulations and any future allocation of additional shares may therefore be changed or cancelled at any time. By participating in the ESOP you agree to the terms as set out in the applicable ESOP regulations, and you specifically accept the fully discretionary character of the plan as outlined above.

Confirmation

Surname/First name:

Address:

Postcode and City:

Date:

☐            I accept and agree to above terms and conditions.